UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

VAALCO ENERGY AND NANES DELORME PARTNERS

AGREE TO SETTLE ELECTION CONTEST

HOUSTON, TEXAS – May 23, 2008 – VAALCO Energy, Inc. (NYSE: EGY) and Nanes Delorme Partners I LP which beneficially owns approximately 8% of VAALCO’s outstanding shares of common stock, today announced that they have entered into an agreement to settle the proxy contest relating to VAALCO’s 2008 Annual Meeting of Stockholders. In addition, VAALCO has agreed to dismiss its lawsuit against Nanes Delorme Partners.

Under the agreement, VAALCO has committed to certain governance provisions. The Company’s Board of Directors has agreed to separate the roles of Chief Financial Officer and President in connection with the hiring of a new CFO. W. Russell Scheirman will continue to serve as VAALCO’s President, and the Company will undertake to hire a new Chief Financial Officer.

In addition, VAALCO’s Board of Directors will recommend and submit a resolution for approval by its stockholders at the 2009 Annual Meeting of Stockholders to declassify the Board and to institute the annual election of all directors. If approved, the first of such annual elections would take place in 2010.

In addition, and as previously announced on May 21, 2008, VAALCO’s Board of Directors has determined to submit the Company’s stockholder rights plan for ratification at the Company’s 2009 Annual Meeting of Stockholders. If stockholders do not ratify the rights plan, the rights plan will be terminated.

VAALCO’s Board of Directors will also promptly commence a process to add a new, independent director who will be selected from the financial services community, with expertise in the private equity, venture capital or hedge fund sectors. The Board’s Nominating and Governance Committee, which is comprised solely of independent directors, will oversee the selection process. In making its decision, the Nominating and Governance Committee will take into account the candidates’ overall qualifications, experience and background. Upon the appointment of the new director, VAALCO’s Board would be expanded to eight directors, six of whom will be independent.

“We are pleased to have reached this agreement and believe this outcome is in the best interests of the Company and all of our stockholders,” said Robert L. Gerry, III, VAALCO’s Chairman and CEO. “We welcome ongoing dialogue with our stockholders and take their views seriously. Through this process, we have carefully evaluated VAALCO’s corporate governance practices and have determined that enhancing these practices is consistent with our commitment to build value for all stockholders. We look forward to continuing to execute on our strategy, as we carry out our exploration program, representing the highest level of exploration and development in our Company’s history.”

“We are pleased to have resolved our differences with VAALCO amicably. We look forward to working together constructively towards our common objective of enhancing stockholder value,” said Julien Balkany, a Managing Member of Nanes Balkany Partners LLC, the General Partner of Nanes Delorme Partners. “VAALCO’s renewed focus on enhancing its corporate governance practices as well as the addition of a new independent director with a strong financial background and direct connections to the capital markets are positive, stockholder-friendly steps. We believe this agreement, together with the recent governance enhancement that VAALCO has announced, demonstrates the commitment of all parties to addressing the interests of VAALCO stockholders in a significant and positive way.”

As part of the agreement, Nanes Delorme Partners has agreed to cease soliciting proxies in connection with VAALCO’s 2008 Annual Meeting and to vote its shares in support of all of VAALCO’s director nominees. In addition, Nanes Delorme Partners agreed to certain standstill provisions for a three year period.

Important Information

In connection with this solicitation of proxies, VAALCO filed with the SEC definitive proxy materials (the “Proxy Materials”). The Proxy Materials contain important information about VAALCO, the 2008 Annual Stockholders Meeting, and our nominees and other directors in the solicitation. VAALCO’s stockholders are urged to read the Proxy Materials carefully. Stockholders may obtain additional free copies of the Proxy Materials and other relevant documents filed with the SEC by VAALCO through the website maintained by the SEC at www.sec.gov. The Proxy Materials and other relevant documents may also be obtained free of charge from VAALCO at VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027; or by phone at (713) 623-0801. The Proxy Materials are also available on VAALCO’s website at www.vaalco.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Materials.

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2007 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

The Securities and Exchange Commission generally permits oil and gas companies, in filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In this letter, we describe volumes of oil that we believe may be discovered in the future through our existing exploration program. These amounts are not proved reserves as defined by the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by VAALCO.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is a U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

VAALCO Investor Contact W. Russell Scheirman 713-623-0801

VAALCO Media Contact

Andrew Brimmer / Barrett Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

NANES DELORME PARTNERS Media Contact

Paul Caminiti/Dan Gagnier/Jane Simmons

Sard Verbinnen & Co.

212-687-8080